Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Increases its Unsecured Revolving Credit Facility to $800 Million and Extends Maturity

NEW YORK, NY, August 9, 2022 – Urban Edge Properties (NYSE:UE) announced that it has completed an amendment and restatement to its existing unsecured revolving credit facility increasing the size from $600 million to $800 million. Borrowings under the facility bear interest at a rate of SOFR plus 1.10% with an annual facility fee of 0.15% based on the current leverage ratio as defined in the facility. The recast facility also features an Environmental, Social and Governance (“ESG”) pricing provision whereby the applicable interest rate margin can be reduced if the Company meets certain sustainability performance targets. The facility was previously due to mature on January 29, 2024 and now has a maturity date of February 9, 2027 (or, February 9, 2028 if the company exercises each of its two six-month extension options). No amounts are currently drawn on the line of credit.

The joint lead arrangers and joint book-runners are Wells Fargo Securities, LLC and PNC Capital Markets LLC. The passive joint lead arrangers and documentation agents are U.S. Bank National Association, Truist Bank, and TD Bank, N.A.

Wells Fargo Bank, National Association will continue to be the administrative agent for the credit facility and PNC Bank, National Association will continue to be the syndication agent. Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., JPMorgan Chase Bank, N.A., and United Bank are also participants in the credit facility.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.